Exhibit 5.1

June 11, 2015

RMR Industrials, Inc.

9595 Wilshire Blvd, Suite 310

Beverly Hills, CA 90212

Re:	Registration Statement on Form S-8

RMR Industrials, Inc.

Ladies and Gentlemen:

As legal counsel to RMR Industrials, Inc., a Nevada corporation (the “Company”), we have assisted in the preparation of the Company’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) on or about June 11, 2015 in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of shares of the Company’s Class B Common Stock, par value $0.001 per share, (the “Shares”) issuable pursuant to the RMR Industrials, Inc. 2015 Equity Incentive Plan (the “Plan”). The facts, as we understand them, are set forth in the Registration Statement.

Albany

Amsterdam

Atlanta

AUSTIN

BERLIN**

Boston

brusselS**

Chicago

Dallas

Delaware

Denver

Fort Lauderdale

Houston

Las Vegas

london*

Los Angeles

Miami

milan**

New Jersey

New York

Orange County

Orlando

PALM BEACH COUNTY

Philadelphia

Phoenix

rome**

Sacramento

SHANGHAI

Silicon Valley

Tallahassee

TAMPA

TOKYO**

Tysons corner

Washington, D.C.

White Plains

Zurich

*operates as greenberg traurig maher LLP

**Strategic Alliance

With respect to the opinion set forth below, we have examined originals, certified copies, or copies otherwise identified to our satisfaction as being true copies, only of the following:

A. The Articles of Incorporation of the Company, as filed with the Secretary of State of Nevada, as amended;

B. The Bylaws of the Company;

C. Resolutions of the Board of Directors of the Company, adopted by unanimous written consent on February 26, 2015, approving the Plan and reserving the Shares for issuance;

D. The Plan; and

E. The Registration Statement.

Subject to the assumptions that (i) the documents and signatures examined by us are genuine and authentic, and (ii) the persons executing the documents examined by us have the legal capacity to execute such documents, and based solely upon our review of items A through E above, and subject to the further limitations and qualifications set forth below, it is our opinion that the Shares have been duly authorized by all necessary corporate action of the Company and, when issued in accordance with the terms of the Plan, at prices not less than the par value thereof, will be validly issued, fully paid and nonassessable.

Greenberg Traurig, LLP ■ Attorneys at Law ■ WWW.GTLAW.COM
1201 K Street, Suite 1100 ■ Sacramento, California 95814 ■ Tel 916.442.1111 ■ Fax 916.448.1709
98833619

RMR Industrials, Inc.

June 11, 2015

_____________________

We express no opinion as to the applicability or effect of any laws, orders, or judgments of any state or other jurisdiction other than federal securities laws and the substantive laws of the state of Nevada, including judicial interpretations of such laws. Further, our opinion is based solely upon existing laws, rules, and regulations, and we undertake no obligation to advise you of any changes that may be brought to our attention after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours, /s/ Greenberg Traurig, LLP Greenberg Traurig, LLP

Greenberg Traurig, LLP